Exhibit 99.1

Contango ORE Announces Earnings for Quarter Ended December 31, 2021

HOUSTON--(BUSINESS WIRE)--February 14, 2022--Contango ORE, Inc. (“CORE” or the “Company”) (NYSE American: CTGO) announced that it had a net loss of $(4.9) million, or $(0.72) per basic and diluted share, for the three months ended December 31, 2021 compared to a net loss of ($3.2) million or $(0.53) per basic and diluted share for the same period last year. For the six months ended December 31, 2021, the Company reported a net loss of ($9.4) million, or ($1.41) per basic and diluted share, for the six months ended December 31, 2021 compared to a net income of $30.2 million or $4.79 per basic and diluted share for the same period last year. The decrease in income for the sixth month period ended December 31, 2021 is due to gain on the sale of a portion of the Company’s equity interest in Peak Gold, LLC to a subsidiary of Kinross Gold Corporation on September 30, 2020. As of December 31, 2021, the Company reported cash of $21.9 million. The Company also announced that it filed its Form 10-Q for the quarter ended December 31, 2021 with the Securities and Exchange Commission.

Rick Van Nieuwenhuyse, the Company’s President and CEO commented, “The Company accomplished a number of important objectives during the last quarter of 2021, including: 1) up-listing on the NYSE American Exchange; 2) completion of the Manh Choh field program; 3) submission of the 404 permit application to the US Army Corp of Engineers (USACE) and conducted extensive public engagement on the activities and plans for developing the Manh Choh project as well as the related transportation plan for trucking ore to the Fort Knox facility; and 4) engaged underground mine contractor Atkinson to refurbish and extend the Enserch tunnel at the Lucky Shot project into the footwall of the Lucky Shot vein so that the Company can conduct detailed drilling of the down-dip extension of the vein from underground.

“Now in the first calendar quarter of 2022, the Company is well positioned to accomplish some very important milestones that management expect to add significant shareholder value: 1) on the Manh Choh deposit, the Peak Gold JV has approved an approximately $48 million program (Contango’s share is $14.4 million) to complete a feasibility study, complete the US Army Corps of Engineers 404 federal permitting effort; and complete early-work construction on the construction/operating camp, roads and laydown areas along with establishing security and IT for the proposed mine site; 2) Atkinson has mobilized all of its personnel and equipment to the Lucky Shot site and is now underground and we are on schedule to start drilling in July; and 3) continue early exploration on our Triple Z, Shamrock and Eagle-Hona projects. It will be a busy year, but one that advances the Company’s assets significantly along the value chain and towards production.”

ABOUT CORE

CORE is a company that engages in the exploration in Alaska for gold and associated minerals through a 30% interest in Peak Gold LLC, which leases approximately 675,000 acres for exploration and development and through Contango Minerals Alaska, LLC, its wholly owned subsidiary which leases approximately 200,000 acres for exploration. The Company also owns the rights to the Lucky Shot, Coleman and War Baby mines, and approximately 16,600 acres of surrounding mining claims located in Willow Mining District about 75 miles north of Anchorage, Alaska. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by CORE or Peak Gold LLC; ability to realize the anticipated benefits of the recent transactions with an affiliate of Kinross; disruption from the transactions and transition of the Peak Gold LLC’s management to an affiliate of Kinross, including as it relates to maintenance of business and operational relationships; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; CORE’s inability to retain or maintain its relative ownership interest in Peak Gold LLC; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by the COVID-19 outbreak; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of the recent presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contacts

Contango ORE, Inc.
Rick Van Nieuwenhuyse
(713) 877-1311
www.contangoore.com